                                   EXHIBIT 11
                          CYPRUS AMAX MINERALS COMPANY
                       COMPUTATION OF PER SHARE EARNINGS
                      (IN MILLIONS EXCEPT PER SHARE DATA)


                                                            1994          1993          1992
                                                           ------        ------        ------

Income (Loss) Before Cumulative Effect of Accounting
 Changes.................................................    175         $ 100         $(246)
Cumulative Effect of Accounting Changes/(1)/.............      -             -           (88)
                                                           ------        ------        ------
Net Income (Loss)........................................    175           100          (334)
Preferred Stock Dividends................................    (18)           (2)          (11)
                                                           ------        ------        ------
Income (Loss) Applicable to Common Shares................  $ 157         $  98         $(345)

Primary:
  Average Common Shares Outstanding                         92.4          53.0          40.8

Fully Diluted:
  Average Common Shares Outstanding.....................    92.4          53.0          40.8
  Common Stock Equivalents-Options......................      .4            .2            .5
  Conversion of Series A Preferred Stock................     9.6           1.3             -
  Conversion of Series B Preferred Stock................       -             -           6.3
                                                           ======        ======        ======
  Fully Diluted Average Common Shares Outstanding.......   102.4          54.5          47.6

Earnings (Loss) Per Share:
  Using Average Common Shares Outstanding:
  Income (Loss) Before Cumulative Effect of Accounting
   Changes..............................................  $ 1.69         $1.85  $      $(6.31)
  Cumulative Effect of Accounting Changes/(1)/..........       -            -           (2.15)
                                                           ======        ======        ======
                                                          $ 1.69         $1.85  $      $(8.46)

  Using Fully Diluted Average Common Shares Outstanding:
  Income (Loss) Before Cumulative
   Effect of Accounting Changes.........................  $ 1.71         $1.84  $      $(5.17)
  Cumulative Effect of Accounting
   Changes/(1)/.........................................       -             -          (1.84)
                                                           ------        ------         ------
                                                          $1.71/(2)/     $1.84/(2)/    $(7.01)/(2)/
                                                           ======        ======         ======

/(1)/ Includes SFAS No. 106, "Employers' Accounting For Postretirement Benefits
      Other Than Pensions" and SFAS No. 112, "Employers' Accounting For Postemployment Benefits."

/(2)/ Fully diluted earnings per share were anti-dilutive in 1994 and 1992 and less than three percent different than primary earnings per share in 1993.

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